As filed with the Securities and Exchange Commission on May 21, 2002.

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAINDANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1407805 (I.R.S. Employer Identification No.)

1157 Century Drive
Louisville, Colorado 80027
(800) 876-7326
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas J. Cuccaro
Chief Financial Officer
Raindance Communications, Inc.
1157 Century Drive
Louisville, Colorado 80027
(800) 876-7326
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael L. Platt, Esq.
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Boulder, CO 80021
(720) 566-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Title of Shares to be Registered	Registered	Price Per Share(1)	Offering Price(1)	Registration Fee

Common Stock, par value $.0015 per share	395,745	$3.00	$1,187,235	$109.23

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, and based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market on May 17, 2002.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

RAINDANCE COMMUNICATIONS, INC.

395,745 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale by the selling stockholder listed on page 13 of up to 395,745 shares of common stock, $.0015 par value, of Raindance Communications, Inc.

     Our common stock is quoted on the Nasdaq National Market under the symbol “RNDC.” On May 17, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $3.07 per share.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May      , 2002.

OUR COMPANY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EX-5.1 Opinion/Consent of Cooley Godward LLP
EX-23.1 Consent of KPMG LLP

OUR COMPANY

          We provide integrated web conferencing services that offer simple, reliable and cost-effective tools for everyday business meetings and events. Our business-to-business communication services are based on proprietary architecture that integrates traditional telephony technology with real-time interactive web tools. Our continuum of interactive services includes Web and Phone Conferencing for reservationless automated audio conferencing with simple web controls and presentation tools, and Web Conferencing Pro, formerly called Collaboration, which allows users to integrate reservationless automated audio conferencing with advanced web interactive tools such as application sharing, web touring and online whiteboarding. From a simple audio conference call to a fully collaborative online event, our customers can choose the best solution to meet their communication needs. With our services, users initiate, control and monitor live and recorded one-to-one, one-to-many and many-to-many communication events including everyday business meetings, sales presentations, employee training sessions and product demonstrations using only a telephone and a standard web browser. We sell these services to large and medium-sized corporations in diverse vertical markets as well as to resellers of conferencing and communications services through our direct and indirect sales forces. Our business model is largely usage-based, which generally means that our customers only pay for the services that they use. We also offer our customers monthly subscription rates based on a fixed number of concurrent users. In addition, through our distribution partners, we may also offer our services on a software license basis.

          Our integrated web conferencing services offer the following benefits:

•	Instant Automated Access. Meeting moderators can initiate a conference at any time using their unique conference ID and PIN code. No reservation or operator assistance is required for conferences with up to 96 phone participants and up to 2,500 web participants. By removing the reservation and operator-intensive process of traditional conferencing services, our services give users complete control of their everyday meetings.

•	Reliability and Security. We designed our facilities and infrastructure to provide the scalability and reliability required to meet the critical communication needs of our customers. We incorporate telecommunication-grade reliability standards into our communication technologies and design our infrastructure to accommodate more participants and usage than we expect. We monitor servers in our data center with redundant network connections. In addition to offering our services in a secure socket layer, or SSL, environment with 128-bit encryption, we provide a robust firewall configuration that offers layered protection for customer data. Meeting moderators have the ability to further ensure and monitor the security of their meetings using several security features, including PIN codes, audio tones that signal when a participant enters or exits, conference locks to prevent additional participants from joining a conference and a participant count feature. We offer technical support 24 hours a day and seven days a week.

•	Flexible Pricing. We offer our services with flexible pricing models. A large portion of our services are offered on a usage-based model, which generally means that our customers pay on a per-minute, per-participant basis. We also offer our Web Conferencing Pro customers monthly subscription rates based on a fixed number of concurrent users. In some cases, there are one-time fees depending on specific features selected by our customers. In addition, for our distribution partners, we may offer our services through software licenses.

          We offer several levels of service depending on the customer’s needs:

          Web and Phone Conferencing. Web and Phone Conferencing combines the reliability and universal availability of traditional phone conferencing services with basic web presentations and controls. This service allows meeting moderators to initiate a phone conference at any time by using a dedicated toll-free number and personal ID number. By uploading and sharing a visual presentation online with conference participants, moderators are able to present charts and graphs without having to email their presentations in advance and rely on participants to follow along. Using simple controls, moderators can: call and add participants; lock the conference for security; allow the conference to continue once the meeting moderator disconnects; mute and unmute individuals or the entire group; count the number of participants; request an operator; disconnect participants; and view lists of both phone and web participants, including information on whether the participant joined over the phone or web and whether the participant is muted. Immediately after their conference has ended, users receive an email summary outlining their conference activity and receive a link to view online reporting, which can be tailored for each customer’s requirements. Our live and recorded streaming capabilities let meeting moderators extend the reach of their conference by streaming their phone conference and synchronized slide presentations over the web. Web casts can be executed live or can be recorded and made available to an unlimited number of participants. We offer Web and Phone Conferencing users competitively priced services with reliability and ease of use to support everyday business meetings.

          Web Conferencing Pro. Our Web Conferencing Pro service, formerly called Collaboration, is a flexible web conferencing tool that allows sales, marketing and training professionals to conduct virtual meetings and seminars online. Meeting moderators can share desktop applications, display slides, conceptualize on a shared whiteboard and lead a web tour. In addition, moderators can take advantage of features that keep participants engaged and encourage interactivity, such as annotation tools, text chat and polling. Integrated, reservationless phone conferencing enables the moderator to control both phone and web functions from a single interface similar to our Web and Phone Conferencing service. The interface of our Web Conferencing Pro Service can be branded with our customer’s colors and logo. Our Web Conferencing Pro service is offered in two versions, Meeting and Seminar. The primary functions of Web Conferencing Pro Meeting are detailed below:

•	Application Sharing allows moderators and participants to share desktop applications, such as Microsoft Word or Excel, in real-time, even if participants do not have the application loaded on their individual computers;

•	Whiteboarding allows moderators to write or draw in real-time on a blank whiteboard with multiple drawing tools while participants simultaneously view these actions;

•	Web Touring allows moderators to guide participants anywhere on the web in a controlled setting with built-in ‘click-away’ prevention, which prevents participants from linking to other web sites while on a moderated web tour;

•	Text Chat offers real-time chat that can be viewed by all meeting participants or privately by a select few;

•	Polling, which enables moderators to plan or conduct live polling during a presentation and publish results publicly or privately;

•	Co-moderator capabilities enable a moderator to promote any number of participants to take control of the conference; and

•	Record and Playback enables our meeting moderators to extend the reach of their conference by recording their online presentations and providing it to unlimited numbers of participants for later viewing.

          Web Conferencing Pro Seminar builds upon the features of the Meeting version with the addition of automated event management tools such as posting meeting schedules, managing participant registration and setting automatic email reminders before the event. In addition, the Seminar version includes additional features to encourage large-group interaction and management, such as our Q&A feature. The additional functions of Web Conferencing Pro Seminar are detailed below:

•	Public Meeting Calendar provides a centralized location for participants to view upcoming events and descriptions of events, as well as the ability to register to attend.

•	Event Registration enables moderators to require all participants to complete a registration form prior to a session and stores the information for later use. Moderators have the ability to create guest lists that will allow only specific users access to events, recordings and stored documents.

•	Advanced Event Security allows moderators to create security preferences based on email addresses to automatically approve or deny participants as they register.

•	Automatic Emails can be customized for approval, denial and reminder notification.

•	Advanced Reports capture all activity before, during or after an event into an extractable report comparing registered users versus attended users to track effectiveness of marketing and web campaigns. Usage reports can also be created which provide users with pertinent information regarding the total usage of their site along with individual accounts.

•	Q&A allows the moderator to monitor text questions and either flag the question for later response, answer it publicly or privately, or publish a list of questions to the audience.

•	Start, Post-Registration and Terminating URLs guide event participants to a designated web site before or after the event.

          We were incorporated in Delaware in April 1997. We first recorded revenues in 1998 and have incurred net losses since inception. We began offering our Web and Phone Conferencing service in April 1999 and our Web Conferencing Pro service upon our acquisition of Contigo Software, Inc. in June 2000. Our principal executive offices are located at 1157 Century Drive, Louisville, Colorado 80027.

RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business may suffer, the trading price of common stock could decline, and you may lose all or part of your investment.

We have a history of losses, we expect significant continuing losses and we may never attain profitability.

          If we do not achieve or sustain profitability in the future, we may be unable to continue our operations. Our operating costs have exceeded our revenue in each quarter since our inception in April 1997. We have incurred cumulative net losses of approximately $170.4 million from our inception through March 31, 2002 and we anticipate net losses through at least 2002. Our revenue may not continue to grow and we may not achieve or maintain profitability in the future. In addition, we expect to incur significant sales and marketing, research and development, and general and administrative expenses in the future. Accordingly, we must significantly increase our revenue to achieve and maintain profitability and to continue our operations.

We have a limited operating history, which makes it difficult to evaluate our business.

          We have a limited operating history and you should not rely on our recent results as an indication of our future performance. We were incorporated in April 1997 and first recorded revenue in January 1998. We only began commercially offering our Web and Phone Conferencing service in April 1999 and our Web Conferencing Pro service in June 2000. In January 2001, we restructured our company to focus solely on these services. In connection with this restructuring, we made significant changes to our services and growth strategies, our sales and marketing plans, and other operational matters, including a significant reduction in our employee base. As a result, we have a limited relevant operating history and it may be difficult to evaluate an investment in our company, and we cannot be certain that our business model and future operating performance will yield the results that we intend. In addition, the rapidly changing nature of the Web conferencing market makes it difficult or impossible for us to predict future results, and you should not expect our future revenue growth to equal or exceed our recent growth rates. Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, which would cause our stock price to decline.

          As a result of our limited operating history, increased competition, the rapidly changing market for our services and the other risks described in this section, our quarterly operating results have varied significantly from period to period in the past and are likely to continue to vary significantly in future periods. For example, our quarterly net loss ranged between $1.8 million and $12.9 million in the four quarters ended March 31, 2002. Our quarterly revenue ranged between $9.1 million and $13.9 million in the four quarters ended March 31, 2002. Many of the factors that may cause fluctuations in our quarterly operating results are beyond our control, such as increased competition and market demand for our services. As a result of these factors and other risks described in this section, our quarterly operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would decline.

          Additionally, we expect our results will fluctuate based on seasonal sales patterns. Our operating results have shown decreases in our usage-based services around the spring, Thanksgiving, December and New Year holidays. We expect that our revenue during these holiday seasons and during the summer vacation period will not grow at the same rates as compared to other periods of the year because of decreased use of our services by business customers.

We depend on single source suppliers for key components of our infrastructure, the loss of which could cause significant delays and increased costs in providing services to our existing and prospective customers.

          We purchase key components of our telephony hardware infrastructure from a single supplier. Any extended reduction, interruption or discontinuation in the supply of these components would cause significant delays and increased costs in providing services to our existing and prospective customers. These components form the basis of our audio conferencing infrastructure, upon which the majority of our services rely. In order to continue to expand our infrastructure capacity, we must purchase additional components from this supplier. Because we do not have any guaranteed supply arrangements with this supplier, it may unilaterally increase its prices for these components, and as a result, we could face higher than expected operating costs and impaired operating results. In addition, this supplier could cease supplying us with these components. We could also experience difficulties in obtaining alternative sources on commercially reasonable terms, if at all, or in integrating alternative components into our technology platform if our single source ceased supplying us with these components. We also rely on a single supplier for the majority of our storage hardware, which store critical operations data and maintain the reliability of our services. If we are required to find alternative sources for such equipment, we may experience difficulty in integrating them into our infrastructure.

A high percentage of our revenue is attributable to repeat customers, including Qwest Communications International, Inc., none of whom are obligated to continue to use our services. The failure of continued use of our services by existing customers could harm our operating results and cause our stock price to decline.

          A high percentage of our revenue is attributable to repeat customer usage of our services. Our customers are not obligated to continue to use our services as we provide our services largely on a usage-based model. As a result, our inability to retain existing customers and sustain or increase their usage of our services could result in lower than expected revenue, and therefore, harm our ability to become profitable and cause our stock price to decline. In addition, because many of our customers have no continuing obligations with us, we may face increased downward pricing pressure that could cause a decrease in our gross margins. Our customers depend on the reliability of our services and we may lose a customer if we fail to provide reliable services for even a single communication event.

          Additionally, we target our services to large companies, including large telecommunications companies, and as a result, we may experience an increase in customer concentration. In particular, during the first quarter of 2002, Qwest Communications accounted for 16.6% of our revenue, which subjects us to a number of risks, including a credit risk that we may not be paid a material portion of outstanding current or future accounts receivables from this customer. If any of these large customers stop using our services or are unable to pay their debts as they become due, our operating results will be harmed.

The growth of our business substantially depends on our ability to successfully develop and introduce new services and features in a timely manner.

          Our growth depends on our ability to develop leading-edge Web conferencing services and features. For example, in the fourth quarter of 2001, we commercially released our Web Conferencing Pro 5.0 service, an upgrade to the prior 4.6 version of our Web Conferencing Pro service. We may not successfully identify, develop and market Web Conferencing Pro and other new services and features in a timely and cost-effective manner. If the services and features we develop fail to achieve widespread market acceptance or fail to generate significant revenue to offset development costs, our net losses will increase and we may not be able to achieve or sustain profitability. In addition, our ability to introduce new services and features may depend on us acquiring technologies or forming relationships with third parties and we may be unable to identify suitable candidates or come to terms acceptable to us for any such acquisition or relationship. We also may not be able to successfully alter the design of our systems to quickly integrate new technologies.

          In addition, we have experienced development delays and cost overruns in our development efforts in the past and we may encounter these problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements.

Competition in the Web conferencing services market is intense and we may be unable to compete successfully.

          The market for Web conferencing services is relatively new, rapidly evolving and intensely competitive. Competition in our market will continue to intensify and may force us to reduce our prices, or cause us to experience reduced sales and margins, loss of market share and reduced acceptance of our services.

          Many of our current and potential competitors have larger and more established customer bases, longer operating histories, greater name recognition, broader service offerings, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. As a result, these competitors may be able to spread costs across diversified lines of business, and therefore, adopt aggressive strategies, such as reduced pricing structures and large-scale marketing campaigns, that reduce our ability to compete effectively. Telecommunication providers, for example, enjoy lower per-minute long distance costs as a result of their ownership of the underlying telecommunication network. We expect that many more companies will enter this market and invest significant resources to develop Web conferencing services. These current and future competitors may also offer or develop products or services that perform better than ours.

          In addition, acquisitions or strategic partnerships involving our current and potential competitors could harm us in a number of ways. For example:

•	competitors could acquire or partner with companies with which we have distribution relationships and discontinue our partnership, resulting in the loss of distribution opportunities for our services;

•	a competitor could be acquired by or enter into a strategic relationship with a party that has greater resources and experience than we do, thereby increasing the ability of the competitor to compete with our services; or

•	a competitor could acquire or partner with one of our key suppliers.

If we fail to offer competitive pricing, we may not be able to attract and retain customers.

          Because the Web conferencing market is relatively new and still evolving, the prices for these services are subject to rapid and frequent changes. In many cases, businesses provide their services at significantly reduced rates, for free or on a trial basis in order to win customers. Due to competitive factors and the rapidly changing marketplace, we may be required to significantly reduce our pricing structure, which would negatively affect our revenue, margins and our ability to achieve or sustain profitability.

Our business will suffer if our systems fail or become unavailable.

          A reduction in the performance, reliability or availability of our systems will harm our ability to provide our services to our users, as well as harm our reputation. Some of our customers have experienced interruptions in our services in the past due to service or network outages, periodic system upgrades and internal system failures. Similar interruptions may occur from time to time in the future. Because our revenue depends largely on the number of users and the amount of minutes consumed by users, our business will suffer if we experience frequent or extended system interruptions.

          We maintain our primary data facility and hosting servers at our headquarters in Louisville, Colorado, and a secondary data facility in Denver, Colorado. Our operations depend on our ability to protect these facilities and our systems against damage or interruption from fire, power loss, water, telecommunications failure, vandalism, sabotage and similar unexpected events. In addition, a sudden and significant increase in traffic on our systems or infrastructure could strain the capacity of the software, hardware and systems that we use. This could lead to slower response times or system failures. The occurrence of any of the foregoing risks could cause service interruptions and, as a result, materially harm our reputation, negatively affect our revenue, and our ability to achieve or sustain profitability.

If our security system is breached, our business and reputation could suffer.

          We must securely receive and transmit confidential information over public networks and maintain that information on internal systems. Our failure to prevent security breaches could damage our reputation, and expose us to risk of loss or liability. If we fail to provide adequate security measures to protect the confidential information of our customers, our customers may refrain from using our services or potential customers may not choose to use our services, and as a result, our operating results would be harmed. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by any breach. In addition, our internal systems are accessible to a number of our employees. Although each of these employees is subject to a confidentiality agreement, we may be unable to prevent the misappropriation of this information.

If we do not increase the capacity of our infrastructure in excess of customer demand, customers may experience service problems and choose not to use our services.

          The amount of conferencing events we host has increased significantly. We must continually increase our capacity in excess of customer demand. To rapidly expand our operations and to add customers requires a significant increase in the capacity of our infrastructure. To increase capacity, we may be required to order equipment with substantial development and manufacturing lead times. If we fail to increase our capacity in a timely and efficient manner, customers may experience service problems, such as busy signals, improperly routed conferences, and interruptions in service. Service problems such as these would harm our reputation, cause us to lose customers and decrease our revenue, and therefore our ability to achieve or sustain profitability. Conversely, if we overestimate our capacity needs, we will pay for more capacity than we actually use, resulting in increased costs without a corresponding increase in revenue, which would harm our operating results.

Our failure to manage growth could cause substantial increases in our operating costs and harm our ability to achieve profitability and, therefore, decrease the value of our stock.

          Despite our recent restructuring in January 2001, which resulted in, among other things, a significant reduction in the size of our workforce, we have rapidly expanded since inception, and will continue to expand our operations and infrastructure. This expansion has placed, and will continue to place, a significant strain on our managerial, operational and financial resources, particularly as a result of our recent downsizing, and we may not effectively manage this growth. Rapidly expanding our business would require us to invest significant amounts of capital in our operations and resources, which would substantially increase our operating costs. As a result, our failure to manage our growth effectively could cause substantial increases in our operating costs without corresponding increases in our revenue, thereby harming our ability to achieve or sustain profitability. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time managing growth. In order to rapidly expand our business we may need to raise additional funds. Any future financing we require may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. If we cannot obtain adequate funds, we may not be able to compete effectively.

Our joint venture with @viso limited was not successful and any additional international expansion may not be successful, which could harm our strategy to expand internationally and cause our operating losses to increase.

          We have expanded into international markets and spent significant financial and managerial resources to do so. In particular, we formed a joint venture European subsidiary with @viso Limited, a European-based venture capital firm, to expand our operations to continental Europe and the United Kingdom. Currently, this joint venture subsidiary is in the process of being liquidated and will be dissolved. This decision may harm our strategy to expand internationally, and we may not realize any value from the costs associated with starting up this venture. In addition, we may be required to expend significant costs, resources and time to execute this dissolution and liquidation. As a result, our operating results may be harmed and we may not achieve or sustain profitability, thereby causing our stock price to decline.

          If we continue to expand internationally, either alone or with a partner, we would be required to spend additional financial and managerial resources that may be significant. We have limited experience in international operations and may not be able to compete effectively in international markets. We face certain risks inherent in conducting business internationally, such as:

•	difficulties in establishing and maintaining distribution channels and partners for our services;

•	varying technology standards from country to country;

•	uncertain protection of intellectual property rights;

•	inconsistent regulations and unexpected changes in regulatory requirements;

•	difficulties and costs of staffing and managing international operations;

•	linguistic and cultural differences;

•	fluctuations in currency exchange rates;

•	difficulties in collecting accounts receivable and longer collection periods;

•	imposition of currency exchange controls; and

•	potentially adverse tax consequences.

          In addition, our expansion into international markets may require us to develop specific technology that will allow our current systems to work with international telephony systems. We may not develop this technology in a timely manner, in a way to prevent service disruptions or at all.

We may not achieve any benefits from the acquisition of substantially all of the assets of InterAct Conferencing, LLC.

          We may not be able to successfully integrate InterAct’s operations, customers and personnel into our business. The acquisition may further strain our existing financial and managerial controls, and divert management’s attention away from our other business concerns. There may also be unanticipated costs associated with the acquisition that may harm our operating results and key InterAct personnel may decide not to work for us. In addition, as a result of the acquisition, we will have operations in multiple facilities in geographically diverse areas. We are not experienced in managing facilities and operations in geographically diverse areas. We may not sustain the financial results that InterAct has achieved in the past because of integration problems, changes that we are making to InterAct’s operations and the potential loss of customers who may decide not to continue their relationship with us after the acquisition.

We may acquire other businesses, form joint ventures and make investments in other companies that could negatively affect our operations and financial results and dilute existing stockholders.

          The pursuit of additional business relationships through acquisitions, joint ventures, or other investment prospects may not be successful, and we may not realize the benefits of any acquisition, joint venture, or other investment.

          We have limited experience in acquisition activities and may have to devote substantial time and resources in order to complete acquisitions. There may also be risks of entering markets in which we have no or limited prior experience. Further, these potential acquisitions, joint ventures and investments entail risks, uncertainties and potential disruptions to our business. For example, we may not be able to successfully integrate a company’s operations, technologies, products and services, information systems and personnel into our business. An acquisition may further strain our existing financial and managerial controls, and divert management’s attention away from our other business concerns. There may also be unanticipated costs associated with an acquisition that may harm our operating results and key personnel may decide not to work for us. These risks could harm our operating results and cause our stock price to decline.

          In addition, if we were to make any acquisitions, we could:

•	issue equity securities that would dilute our stockholders;

•	expend cash;

•	incur debt;

•	assume unknown or contingent liabilities; or

•	experience negative effects on our reported results of operations.

Our Web and Phone Conferencing service may become subject to traditional telecommunications carrier regulation by federal and state authorities, which would increase the cost of providing our services and may subject us to penalties.

          We believe our Web and Phone Conferencing service is not subject to regulation by the Federal Communications Commission or any state public service commission because the services integrate traditional voice teleconferencing and added value Internet services. The FCC and state public service commissions, however, may require us to submit to traditional telecommunications carrier regulations for our Web and Phone Conferencing service under the Communications Act of 1934, as amended, and various state laws or regulations as a provider of telecommunications services. If the FCC or any state public service commission seeks to enforce any of these laws or regulations against us, we could be prohibited from providing the voice aspect of our Web and Phone Conferencing service until we have obtained various federal and state licenses and filed tariffs. We believe we would be able to obtain those licenses, although in some states, doing so could significantly delay our ability to provide services. We also would be required to comply with other aspects of federal and state laws and regulations. Subjecting our Web and Phone Conferencing service to these laws and regulations would increase our operating costs, could require restructuring of those services to charge separately for the voice and Internet components, and would involve on-going reporting and other compliance obligations. We also might be subject to fines or forfeitures and civil or criminal penalties for non-compliance.

Our competitors may be able to create systems with similar functionality to ours and third-parties may obtain unauthorized use of our intellectual property.

          The success of our business is substantially dependent on the proprietary systems that we have developed. To protect our intellectual property rights, we currently rely on a combination of trademarks, service marks, trade secrets, copyrights, and confidentiality agreements with our employees and third parties, and protective contractual provisions. We also own two patents relating to the Web touring feature of our Web Conferencing Pro service. These measures may not be adequate to safeguard the technology underlying our Web conferencing services and other intellectual property. Unauthorized third-parties may copy or infringe upon aspects of our technology, services or other intellectual property. Other than the patents that we own, our proprietary systems are not currently protected by any patents and we may not be successful in our efforts to secure patents for our proprietary systems. Regardless of our efforts to protect our intellectual property, our competitors and others may be able to develop similar systems and services without infringing on any of our intellectual property rights. In addition, employees, consultants and others who participate in the development of our proprietary systems and services may breach their agreements with us regarding our intellectual property and we may not have any adequate remedies. Furthermore, the validity, enforceability and scope of protection for intellectual property such as ours in Internet-related industries are uncertain and still evolving. We also may not be able to effectively protect our intellectual property rights in certain countries. In addition, our trade secrets may become known through other means not currently foreseen by us. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and the outcome could be uncertain.

We may be subject to claims alleging intellectual property infringement.

          We may be subject to claims alleging that we have infringed upon third party intellectual property rights. Claims of this nature could require us to spend significant amounts of time and money to defend ourselves, regardless of their merit. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, divert management attention and resources, or halt or delay distribution of our services while we re-engineer them or seek licenses to necessary intellectual property, which might not be available on commercially reasonable terms or at all. As the number of competitors in our market grows, there is an increased risk that the proprietary systems and software upon which our services rely may be increasingly subject to third-party infringement claims.

If any of the third party services that we use become unavailable to us, our services would be subject to significant delays and increased costs.

          We rely on third party services, such as Internet access, transport and long distance providers. These companies may not continue to provide services to us without disruptions, at the current cost, or at all. The costs associated with a transition to a new service provider would be substantial. We may be required to reengineer our systems and infrastructure to accommodate a new service provider, which would be both expensive and time-consuming. In addition, in the past, we have experienced disruptions and delays in our services due to service disruptions from these providers. Any interruption in the delivery of our services would likely cause a loss of revenue and a loss of customers.

We rely on the adoption of multimedia technology by corporations and our ability to transmit our services through corporate security measures.

          In order to adequately access the streaming aspects of our services, our users generally must have multimedia personal computers with certain microprocessor requirements, at least 28.8 kbps Internet access, a standard media player and a sound card. For our Web Conferencing Pro services, minimum requirements include a Java-enabled browser and a 56 kbps Internet connection. If there are significant changes to Internet browsers that make them incompatible with our Java-based Web Conferencing Pro service, we may be forced to modify the software underlying this service, which may affect our ability to deliver quality service in a timely manner, and our business would be harmed. Installing and configuring the necessary multimedia components may require technical expertise that some users do not possess. Furthermore, because of bandwidth constraints on corporate intranets and concerns about security, some information systems managers may block reception of multimedia within their corporate environments. In order for users to receive multimedia over corporate intranets, security measures and corporate firewalls, information systems managers may need to reconfigure these intranets, security measures and firewalls. Widespread adoption of multimedia technology depends on overcoming these obstacles, improving voice and video quality and educating customers and users in the use of media technology.

Our Web Conferencing services will not generate significant revenue if businesses do not switch from traditional teleconferencing and communication services to Web conferencing.

          If businesses do not switch from traditional teleconferencing and communication services, our services will not generate significant revenue. Businesses that have already invested substantial resources in traditional or other methods of communication may be reluctant to adopt new Web conferencing services. If sufficient demand for our services does not develop, we will have difficulty selling our services and generating significant increases in revenue. As a result, we would not achieve or sustain profitability and the price of our common stock would decline. Growth in revenue from our services will depend in part on an increase in the number of customers using the Web-based features in addition to our traditional conferencing features. In 2001 and thus far in 2002, only a small percentage of our customers of this service used the Web in this way.

We Disclose Pro Forma Financial Information.

          We prepare and release quarterly unaudited financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). We also disclose and discuss certain pro forma financial information in the related earnings release and investor conference call. This pro forma financial information excludes certain non-cash expenses and other charges, consisting primarily of the amortization of intangible assets, stock-based compensation and restructuring costs. We believe the disclosure of the pro forma financial information helps investors more meaningfully evaluate the results of our operations. However, we urge investors to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q, and Annual Reports on Form 10-K, and our quarterly earnings releases and compare that GAAP financial information with the pro forma financial results disclosed in our quarterly earnings releases and investor calls.

We are subject to risks associated with governmental regulation and legal uncertainties.

          It is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet that might affect us. These laws may relate to areas such as:

•	changes in telecommunications regulations;

•	copyright and other intellectual property rights;

•	encryption;

•	personal privacy concerns, including the use of “cookies” and individual user information;

•	e-commerce liability; and

•	email, network and information security.

          Changes in telecommunications regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our services. Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. Recent events suggest that the FCC may begin regulating the Internet in such a way. In addition, we operate our services throughout the United States and state regulatory authorities may seek to regulate aspects of our services as telecommunication activities.

          Other countries and political organizations are likely to impose or favor more and different regulations than those that have been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

We may be subject to assessment of sales and other taxes for the sale of our services, license of technology or provision of services, for which we have not accounted.

          We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our services. Our business would be harmed if one or more states or any foreign country were to require us to collect sales or other taxes from current or past sales of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

Internet-related stock prices are especially volatile and this volatility may depress our stock price.

          The stock market in general and the stock prices of Internet-related companies in particular have experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Because we are an Internet-related company, we expect our stock price to be similarly volatile. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

          This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (sometimes referred to as the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (sometimes referred to as the “Exchange Act”). In some cases, we use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan” and similar expressions to identify forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described on the following pages and elsewhere in this prospectus. We assume no obligation to update the forward-looking statements included in this prospectus.

          We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed herein, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results, financial condition and stock price.

USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholder. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

     This prospectus covers the offer and sale by the selling stockholder of up to 395,745 shares of common stock. The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2002, and as adjusted to reflect the sale of common stock offered hereby, for the selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting and investment power with respect to the securities. Except as indicated by footnote, the entity named in the table below has sole voting and investment power with respect to the shares set forth opposite such entity’s name.

     Percentage ownership is based on 51,003,435 shares of common stock outstanding as of May 17, 2002.

	Shares Beneficially			Shares Beneficially Owned
	Owned Prior to Offering		Shares	After Offering(1)
Being
Name	Number	Percent	Offered	Number	Percent

InterAct Conferencing, LLC	1,200,982	2.4	395,745	805,237	1.6

(1)	Although the selling stockholder has not expressed a specific intention as to the number of shares of common stock to be sold, the table shows the beneficial ownership that would result if all such shares were sold.

     The shares of common stock represented hereby are being registered for resale by the selling stockholder pursuant to an Asset Purchase Agreement entered into between us, the selling stockholder and Carolyn Bradfield. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and independent public accountants in connection with this offering, but the selling stockholder will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares.

     Carolyn Bradfield is the managing member of, and holds a majority equity interest in, InterAct Conferencing, LLC. Ms. Bradfield has served as our Senior Vice President of Sales and Marketing since May 1, 2002, the day after we acquired substantially all of the assets of InterAct Conferencing, LLC.

PLAN OF DISTRIBUTION

     The selling stockholder may offer and sell its shares from time to time, in its discretion, on one or more exchanges on which the shares are listed or quoted at the time of sale or in the over-the-counter market or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale hereunder. The selling stockholder may effect these transactions by selling its shares to or through broker-dealers. The selling stockholder may sell its shares by one or more of the following methods:

•	a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of an exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases; or

•	privately negotiated transactions.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, the selling stockholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales.

     The selling stockholder may also sell its shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

     The selling stockholder may also offer to sell its shares in one or more underwritten offerings, on a firm commitment or best efforts basis. We will receive no proceeds from the sale of the selling stockholder’s shares by the selling stockholder. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholder or by agreement between the selling stockholder and its underwriters, dealers, brokers or agents.

     To the extent required under the Securities Act, the aggregate amount of selling stockholder’s shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholder’s shares, for whom they may act. In addition, sellers of selling stockholder’s shares may be deemed to be underwriters under the Securities Act and any profits on the sale of selling stockholder’s shares by them may be deemed to be discount commissions under the Securities Act. The selling stockholder may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

     From time to time the selling stockholder may transfer, pledge, donate or assign its shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of selling stockholder’s shares beneficially owned by a selling stockholder who so transfers, pledges, donates or assigns selling stockholder’s shares will decrease as and when they take such actions. The plan of distribution for selling stockholder’s shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

     Including and without limiting the foregoing, in connection with distributions of our common stock, the selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. The selling stockholder may also loan or pledge such common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

     We are bearing all costs relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholder). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder.

     We have agreed to indemnify the selling stockholder in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon by Cooley Godward LLP, Broomfield, Colorado.

EXPERTS

     The consolidated financial statements of Raindance Communications, Inc. as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock the selling stockholder is offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding our company and the common stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information filed with the SEC, at the SEC’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our annual report on Form 10-K, as of and for the year ended December 31, 2001, filed with the SEC on March 27, 2002;

2.	Our quarterly report on Form 10-Q, as of and for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002; and

3.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on July 17, 2000.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Raindance Communications, Inc., Attention: General Counsel, 1157 Century Drive, Louisville, Colorado 80027, telephone: (800) 876-7326.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee. These expenses will be borne by the registrant.

SEC registration fee	$109.23
Accounting fees and expenses	5,000.00
Legal fees and expenses	15,000.00
Miscellaneous expenses	4,890.77

Total	$25,000.00

Item 15. Indemnification of Officers and Directors.

     Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law permits Delaware corporations to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Restated Certificate of Incorporation and the Amended and Restated Bylaws of the registrant provide for indemnification to the fullest extent permitted by applicable law. The Restated Certificate of Incorporation limits the liability of the registrant’s directors for monetary damages for breaches of the directors’ fiduciary duty of care. In addition, the Restated Certificate of Incorporation requires the registrant to indemnify its directors, officers, employees and agents serving at the registrant’s request against expenses, judgment (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the registrant’s interests. The Amended and Restated Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents of the registrant. In addition, the registrant has entered into agreements with its directors and certain executive officers that require it to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer, provided that such person’s conduct was not knowingly fraudulent or deliberately dishonest and did not constitute willful misconduct. The registrant also maintains an officers and directors liability insurance policy.

     The foregoing may reduce the likelihood of a derivative litigation against the registrant’s directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, event though such actions, if successful, might otherwise benefit the registrant and its stockholders.

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits

Exhibit
Number	Description of Document

4.1*	Restated Certificate of Incorporation.
4.2*	Amended and Restated Bylaws.
4.3*	Amendment to Restated Certificate of Incorporation.
4.4*	Certificate of Amendment to Restated Certificate of Incorporation.
4.5**	Certificate of Ownership, as filed May 15, 2001, merging EC Merger, Inc. into Evoke Communications, Inc. under the name Raindance Communications, Inc.
4.6**	Specimen stock certificate.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Powers of Attorney (included on page II-4)

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-30708).

**	Incorporated by reference to the Registrant Quarterly Report on Form 10-Q (File No. 000-31045) as filed on August 14, 2001.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on May 21, 2002.

Raindance Communications, Inc.

Date: May 21, 2002	By:	/s/ Nicholas J. Cuccaro
Nicholas J. Cuccaro Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Berberian and Nicholas J. Cuccaro, or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign this Registration Statement and any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL A. BERBERIAN Paul A. Berberian	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 21, 2002

/s/ NICHOLAS J. CUCCARO Nicholas J. Cuccaro	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2002

/s/ PATRICK J. LOMBARDI Patrick J. Lombardi	Director	May 21, 2002

/s/ DANIEL E. SOMERS Daniel E. Somers	Director	May 21, 2002

/s/ BRADLEY A. FELD Bradley A. Feld	Director	May 21, 2002

/s/ STEVEN C. HALSTEDT Steven C. Halstedt	Director	May 21, 2002

/s/ CAROL DEB. WHITAKER Carol deB. Whitaker	Director	May 21, 2002

/s/ DR. MASSIH TAYEBI Dr. Massih Tayebi	Director	May 21, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

4.1*	Restated Certificate of Incorporation.
4.2*	Amended and Restated Bylaws.
4.3*	Amendment to Restated Certificate of Incorporation.
4.4*	Certificate of Amendment to Restated Certificate of Incorporation.
4.5**	Certificate of Ownership, as filed May 15, 2001, merging EC Merger, Inc. into Evoke Communications, Inc. under the name Raindance Communications, Inc.
4.6**	Specimen stock certificate.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Powers of Attorney (included on page II-4)

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-30708).

**	Incorporated by reference to the Registrant Quarterly Report on Form 10-Q (File No. 000-31045) as filed on August 14, 2001.